Exhibit 99.1

News Release
For Immediate Release

ALASKA PACIFIC BANCSHARES, INC. REPORTS
FOURTH QUARTER AND ANNUAL EARNINGS FOR 2013

JUNEAU, Alaska, March 25, 2014 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”), today reported net loss available to common shareholders of $31,000, or $(0.05) per diluted common share, for the fourth quarter ended December 31, 2013, as compared to net income available to common shareholders of $244,000, or $0.33 per diluted common share for the fourth quarter of 2012.

Net income available to common shareholders for the year ended December 31, 2013, was $13,000, or $0.02 per diluted common share, compared to net income available to common shareholders of $166,000, or $0.22 per diluted common share for 2012.

“The financial performance for 2013 should have reflected the progress made from prior years, but was diminished by certain actions taken as the Bank worked through the requirements of the merger with Northrim Bank; a process that was underway for most of 2013. Professional and consulting fees alone increased $417,000, while mortgage banking income was negatively impacted with the decision to close Alaska Pacific Mortgage and cease its secondary market activities. Even with that, we had annual net income before provision for income tax that was higher than 2012.” stated Craig Dahl, President & CEO. “Our net interest income and margin remained comparable to prior year in the face of continued market pressure on net interest margins.  Our total noninterest income for 2013 exceeded our 2012 levels primarily because of a $321,000 increase in mortgage servicing income due to the fair value adjustment to mortgage servicing rights. However, this increase was offset with an increase in provision for income taxes of $400,000 as a result of a reduction of deferred income tax assets for amounts determined not to be realizable in future periods offset with a decrease in loss on sale and real estate owned and repossessed asset expense of $210,000 along with a decrease in regulatory assessments of $101,000; all resulting in our income for 2013 being $150,000 lower than 2012.  What the financial results do not reflect is the hard work of our employees in preparing for the merger with Northrim.  I personally want to thank them for their dedication and commitment.”

“Upon completion of the merger with Northrim, I am confident that our customers will continue to receive outstanding service along with the benefits of expanded products, services and higher lending limits.  Northrim Bank is an Alaskan-based community bank with the same ideals and commitment to its customers that Alaska Pacific Bank has maintained since 1935.”

There was no provision for loan losses for the quarter ended December 31, 2013.  The provision for loan losses was $60,000 for the quarter ended December 31, 2012.  The allowance for loan losses at December 31, 2013 was $1.9 million, representing 1.30% of total loans outstanding.  Total non-accrual loans were $5.8 million at December 31, 2013 compared with $5.9 million at

September 30, 2013 and $5.7 million at December 31, 2012.  In addition, the Bank’s real estate owned and repossessed assets were $368,000 at December 31, 2013 compared with $1.4 million at September 30, 2013 and $344,000 at December 31, 2012.  There was $32,000 in net loan charge offs for the quarter ended December 31, 2013 compared with $117,000 in net loan charge offs for the quarter ended September 30, 2013 and $39,000 in net loan charge offs for the quarter ended December 31, 2012.

Net interest income was $2.0 million for the fourth quarters of both 2013 and 2012.   Net interest margin on average interest-earning assets for the fourth quarter of 2013 was 4.53% compared with 4.58% in the fourth quarter of 2012.

Loans (excluding loans held for sale and before the allowance for loan losses) were $146.5 million at December 31, 2013, a decrease of $3.8 million, or 2.5% from $150.3 million at September 30, 2013, and a decrease of $1.9 million, or 1.3% from $148.4 million at December 31, 2012.  Deposits at December 31, 2013, were $154.5 million, a $6.8 million, or 4.2% decrease from $161.3 million at September 30, 2013, and a $2.0 million, or 1.3% decrease from $156.5 million at December 31, 2012.

Noninterest income for the fourth quarter of 2013, including gain on sale of loans, decreased $168,000, or 27.4% to $445,000 from $613,000 for the fourth quarter of 2012.  Gain on sale of loans was $570,000 for both the year ended December 31, 2013 and 2012.  Excluding mortgage banking income, noninterest income increased $300,000, or 25.0%, to $1.5 million for the year ended December 31, 2013 compared with $1.2 million for fiscal 2012.  The increase is primarily in mortgage servicing income due to the fair value adjustment to mortgage servicing rights net of originations and disposals of $271,000 in 2013 compared with $(35,000) in 2012.

Noninterest expense for the fourth quarter of 2013 increased $169,000, or 7.8%, to $2.3 million from $2.2 million for the quarter ended September 30, 2013 and increased $150,000, or 6.9%, from the quarter ended December 31, 2012.  Noninterest expense was $8.8 million for both the year ended December 31, 2013 and 2012.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the requisite regulatory approvals of the proposed merger with Northrim BanCorp, Inc. may not be received or other conditions to the completion of the merger might not be satisfied or waived, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations by our banking regulators including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses,  write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; legislative or regulatory changes such as the Dodd-Frank Wall Street Reform and Consumer Protection Act that adversely affect our business including changes in regulatory policies and principles, and the interpretation of regulatory capital or other rules as a result of Basel III; the time it may take to lease excess space in Company-owned buildings; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital Purchase Program; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statements.

Contact:	Julie M. Pierce		Craig E. Dahl
	Senior Vice President and CFO	or	President and CEO
	907-790-5135		907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Year and Fourth Quarter 2013
(dollars in thousands, except per-share amounts)

	Year Ended December 31,
	2013	2012
Condensed Statement of Income:
Interest income	$8,233	$8,459
Interest expense	418	567
Net interest income	7,815	7,892
Provision for loan losses	180	300
Gain on sale of loans	570	570
Other noninterest income	1,487	1,226
Other noninterest expense	8,811	8,757
Net income before provision for income tax	881	631
Provision for income tax	552	152
Net income	329	479
Preferred stock dividend and discount accretion
Preferred stock dividend	239	240
Preferred stock discount accretion	77	73
Net income available to common shareholders	$13	$166

Earnings per common share:
Basic	$0.02	$0.25
Diluted	$0.02	$0.22

Performance Ratios:
Return on average equity	1.58%	2.32%
Return on average assets	0.19	0.28
Yield on average earning assets	4.83	5.06
Cost of average interest-bearing liabilities	0.35	0.48
Interest rate spread	4.48	4.59
Net interest margin on:
Average earning assets	4.59	4.72
Average total assets	4.41	4.54
Efficiency ratio (a)	94.72	96.04

Average balances:
Loans	$149,219	$150,930
Earning assets	170,414	167,055
Assets	177,081	173,798
Interest-bearing deposits	119,321	115,923
Total deposits	153,467	148,529
Interest-bearing liabilities	120,007	119,056
Shareholders' equity	20,817	20,608

Average shares outstanding:
Basic	654,486	654,486
Diluted	772,326	738,651

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Fourth Quarter 2013
(dollars in thousands, except per-share amounts)

	Three Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Condensed Statement of Income:
Interest income	$2,050	$2,095	$2,129
Interest expense	91	95	136
Net interest income	1,959	2,000	1,993
Provision for loan losses	-	60	60
Gain on sale of loans	37	176	239
Other noninterest income	408	447	374
Noninterest expense	2,325	2,156	2,175
Net income before provision for income tax	79	407	371
Provision for income tax	31	367	48
Net income	48	40	323
Preferred stock dividend and discount accretion
Preferred stock dividend	60	59	60
Preferred stock discount accretion	19	19	19
Net income (loss) available to common shareholders	$(31)	$(38)	$244

Earnings (loss) per common share:
Basic	$(0.05)	$(0.06)	$0.37
Diluted	$(0.05)	$(0.06)	$0.33

Performance Ratios:
Return on average equity	0.92%	0.77%	6.25%
Return on average assets	0.11	0.09	0.71
Yield on average interest-earning assets	4.74	4.85	4.89
Cost of average interest-bearing liabilities	0.30	0.32	0.44
Interest rate spread	4.44	4.53	4.45
Net interest margin on:
Average interest-earning assets	4.53	4.63	4.58
Average total assets	4.39	4.44	4.41
Efficiency ratio (a)	98.23	88.11	91.89

Average balances:
Loans	$147,993	$149,783	$150,073
Interest-earning assets	172,838	172,924	174,052
Assets	178,518	180,190	180,751
Interest-bearing deposits	120,153	119,894	120,112
Total deposits	156,129	156,856	156,053
Interest-bearing liabilities	120,153	119,894	123,112
Shareholders' equity	20,789	20,825	20,674

Weighted average common shares outstanding:
Basic	654,486	654,486	654,486
Diluted	784,367	770,226	745,772

	December 31, 2013	September 30, 2013	December 31, 2012
Balance sheet data:
Total assets	$176,673	$183,054	$182,077
Loans, before allowance	146,477	150,292	148,370
Loans held for sale	-	105	3,247
Investment securities available for sale	5,567	5,689	4,253
Total deposits	154,501	161,281	156,481
Federal Home Loan Bank advances	-	-	3,000
Shareholders' equity	20,767	20,811	20,800

Shares outstanding (b)	654,486	654,486	654,486

Book value per share	$24.43	$24.49	$24.48

Asset quality:
Allowance for loan losses	$1,910	$1,942	$1,876
Allowance as a percent of loans	1.30%	1.29%	1.26%
Nonaccrual loans	$5,774	$5,887	$5,679
Total nonperforming assets	6,142	7,261	6,023
Impaired loans	10,090	10,282	11,581
Estimated specific reserves for impairment	473	473	473
Net charge offs for quarter	32	117	39
Net charge offs YTD	146	114	289
Real estate owned and repossessed assets	368	1,374	344

(a)	Noninterest expense, divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.

(b)	Excludes treasury stock.